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                                                                 Exhibit (b)(15)

Salomon Brothers
Realty Corp.
388 Greenwich Street
New York, New York 10013


212-816-8179

                                                                October 31, 2000


North Valley Tech LLC
c/o First Union Real Estate investments
551 Fifth Avenue, Suite 1416
New York. New York 10176-1499

         Re: Loan Agreement, dated as of July 27, 1999 (the "Loan Agreement"), by and among North Valley Tech, as borrower, Salomon Brothers Realty Corp., as agent and initial lender ("Agent") and LaSalle Bank National Association, as collateral agent ("Collateral Agent")
                  --------------------------------------------------------------

Gentlemen:

         Reference is made to the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement.

         Pursuant to a letter dated September 27, 2000, Agent has approved the Transfer of the Mortgaged Property subject to the Loan Agreement, the Mortgage and the other Loan Documents pursuant to Section 2.7(a) of the Loan Agreement to a Single Purpose Entity, all of the ownership interests are held directly or indirectly by Radiant Ventures I L.L.C., subject to (1) the delivery of organizational documents acceptable to Agent with respect to such entity and (2) the delivery by Borrower of an assumption of the Note, the Loan Agreement and the Loan Documents and the payment to Agent of an assumption fee of one percent (1%) of the outstanding Principal Indebtedness and all of Agent's reasonable expenses incurred in connection with such Transfer.

         Borrower has notified the Agent that Borrower desires to obtain a mezzanine loan (the "Mezzanine Loan") with respect to the Mortgaged Property. The Mezzanine Loan will be made to a newly created special purpose bankruptcy remote entity all of the ownership interests in which are held directly or indirectly by Radiant Ventures I L.L.C., which new entity owns no assets other than the entire ownership interests in the Borrower. The Mezzanine Loan will be secured by a subordinate pledge of such ownership interests and the lender under the Mezzanine Loan will deliver a subordination agreement acceptable to the Agent. The terms and documentation of the Mezzanine Loan will have been approved by Agent in advance. If requested, the Agent and the lender under the Mezzanine Loan will enter into an intercreditor agreement in form and substance satisfactory to the Agent. Agent hereby approves of the Mezzanine Loan on the terms described in this letter.


                                             Very truly yours,

                                             SALOMON BROTHERS REALTY CORP.,
                                             a New York corporation

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                                             By: /s/ A. George Newman
                                               -----------------------------
                                               Name:   A. George Newman
                                               Title:  Authorized Agent

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